Exhibit 10.8
[TOREADOR LETTERHEAD]
November 07, 2006
Mr. Edward Ramirez
1227 Covina Court
Allen, Texas 75013

RE:	Potential Grants of Restricted Stock under the Toreador Resources Corporation 2005 Long-Term Incentive Plan (the “Plan”)
Dear Edward:
As you know, over the years, Toreador Resources Corporation (the “Company”) has continued to grant equity awards to its employees in an effort to provide employees with attractive incentives to continue providing services to the Company. Based upon the Company’s desire to continue to provide incentives to its employees, the Company may offer you an opportunity receive future grants of Restricted Stock pursuant to the Plan in the discretion of the board of directors (the “Board”) based upon the achievement by the Company of certain performance objectives. This letter describes your rights at certain times to grants of restricted stock upon a Change in Control (as defined in the Plan) to which the Company or any of its subsidiaries is a party (a “Triggering Change in Control”).
1.	In the event the Company achieves certain performance objectives as established by the Board from time to time, the Company may, in its sole discretion, grant you shares of restricted stock in the future, provided that you are still employed by the Company on the date of such grants. These awards shall be subject to the terms and conditions of the award agreement provided to you at the time of grant.
2.	If a Triggering Change in Control occurs, you are employed by the Company on the date of the Triggering Change in Control and you have not received a grant in either 2009 or 2010, then immediately prior to the effective date of such Triggering Change in Control, the Company shall grant to you 10,000 shares of restricted stock, which would be 100% vested on the date of grant. If a Triggering Change in Control occurs, you are employed by the Company on the date of the Triggering Change in Control and you have received a grant in 2009 but not in 2010, then immediately prior to the effective date of such Triggering Change in Control, the Company shall grant to you 5,000 shares of restricted stock, which would be 100% vested on the date of grant. For example, if a Triggering Change in Control occurs in 2009 and you have already received the grant of restricted stock in 2009, then immediately prior to the effective date of the Triggering Change in Control, you would be eligible to receive the grant for 2010; a grant of 5,000 shares of restricted stock, which would be 100% vested on the date of grant. Your rights to receive restricted stock upon a Triggering Change in Control terminate upon the earliest of the following: (i) your termination of employment with the Company, (ii) your receipt of a grant of restricted stock in 2010 or (iii) January 1, 2011.

Mr. Edward Ramirez
November 7, 2006

3.	Subject to Paragraph 2 hereof, any proposed grant described in this letter is subject to the terms and conditions of the Plan, as it may be amended from time to time, and any award agreements provided to you at the time of grant.
4.	Subject to Paragraph 2 hereof, the Company reserves the right to amend or terminate the Plan at any time; provided, however, any amendment or termination shall be subject to the obligation of the Company to reserve sufficient number of shares of restricted stock under the Plan or any other Company plan that provides you with similar rights as the Plan provides. This letter does not constitute a contract between you and the Company for continued employment.
If you have any questions, please contact me.
Very truly yours,
TOREADOR RESOURCES CORPORATION

By:	/s/ G. Thomas Graves III
G. Thomas Graves III
President and CEO